Exhibit M.2

ICE Trade Vault Security-Based Swap Data Repository Service and Pricing Schedule:

The following fee structure for ICE Trade Vault, LLC ("ICE Trade Vault") is applicable to the reporting of data in respect of Security-based swaps, as defined under Applicable Law, to the ICE Trade Vault Service:

 - Repository Fees will be assessed upon the ICE Trade Vault Service's acceptance of any trade message  for a Security-based swap will be charged as follows:
  * Cleared Security-based swap User - A Repository Fee will be charged to the Clearing Agency ("CA") that cleared the Security-based swap; and
  * Uncleared/Bilateral Security-based swap User - A Repository Fee will be charged to the User which submitted the record as a counterparty or execution agent to the Trade.
 - A User will obtain access to all onboarding documentation and UAT environments, without incurring any charges, once the User Agreement has been executed.  Fees will only be charged once the User has been granted access to the Production system upon their request.
 - No rebates, share of profits, or dividends will be paid to any User or group of Users.
 - No additional fees will be assessed by ICE Trade Vault for supporting upgrades, integrating and maintaining APIs or help desk assistance.
 - ICE Trade Vault will only assess fees as detailed above, and there will be no "hidden fees" associated with ICE Trade Vault Service.  All fees charged by ICE Trade Vault are uniform, equitable and non-discriminatory.
 - No fees will be assessed by ICE Trade Vault for the transfer of Security-based swaps which were previously reported to another Security-based Swap Data Repository ("SBSDR") and ported to ICE Trade Vault. For the avoidance of doubt, any Security-based swaps reported after the transfer date will be invoiced in accordance to this Fee Schedule.
 - Termination and rejection messages submitted for an Original  Security-based swap will not have any fee applied.
 - Where a Reporting Side submits Unique Identification Code ("UIC") information on behalf of a Non-Reporting Side, that Reporting Side will not be charged an additional reporting fee.

Direct Reporting by Counterparty Users:

 - The minimum monthly invoice per User will be $375.  In a given month, each User represented as a counterparty shall be invoiced the greater of (i) the total of all Repository Fees incurred by User or  (ii) $375.  If the User does not have any submittals in a given month but does have open positions on Security-based swaps in the ICE Trade Vault Service, the $375 will be charged as a minimum maintenance fee in the place of any Repository Fees. If the User does not have any submittals in a given month and does not have any open positions then no fees will be charged.

Direct Reporting by Clearing Agency Users:

- The minimum monthly invoice per User which is a Clearing Agency will be $375.  In a given month, each Clearing Agency User represented as a counterparty shall be invoiced the greater of (i) the total of all Repository Fees incurred by User or (ii) $375.  If the User does not have any submittals in a given month but does have open positions on Security-based swaps in the ICE Trade Vault Service, the $375 will be charged as a minimum maintenance fee in the place of any Repository Fees. If the User does not have any submittals in a given month and does not have any open positions then no fees will be charged.

Reporting by Execution Agent Users:

 - All Security-based swaps reported to ICE Trade Vault by an Execution Agent will be charged the Repository Fee in the following manner:
  * For all Security-based swaps reported by and Execution Agent where they are acting on behalf of the counterparty and listed as the Execution Agent, the Execution Agent will be charged the Repository Fee. The underlying funds, accounts or other principals will not be charged a fee.
  * For all Security-based swaps reported by and Execution Agent where they are acting as the counterparty, the Execution Agent will be charged the Repository Fee.
  * The Minimum Monthly Amount per Execution Agent will be a total of $375 inclusive of all transactions in which the Execution Agent is acting in its capacity as such and any proprietary transactions.

Reporting by Third Party Reporters:

 - For all transactions reported to ICE Trade Vault for Security-based swaps by a Third Party Reporter, the Third Party Service Reporter will only be charged a Repository Fee for those transactions it reports on behalf of non-Users of ICE Trade Vault and will be charged in the following manner:
  * Each non-User that the Third Party Reporter reports on behalf of will have an invoice created as if they were a User, meaning that in a given month, each non-User represented as a counterparty for which the Third Party Reporter reported on behalf of shall be invoiced the greater of (i) the total of all Repository Fees incurred by non-User or (ii) $200.  If the non-User does not have any submittals by the Third Party Reporter in a given month but does have open positions on Security-based swaps in the ICE Trade Vault Service, the $200 will be charged as a minimum maintenance fee in the place of any Repository Fees. If the non-User does not have any submittals by the Third Party Reporter in a given month and does not have any open positions then no fees will be charged.
  * Details of the Repository Fees incurred or the Minimum Monthly Amount for each non-User will be detailed on the Third-Party Service Provider's invoice and summed across all non-Users to determine the total amount charged to any one Third Party Reporter.

Service and Pricing Schedule

Set forth below are the Repository Fee Rates to be applied upon acceptance of each trade message in respect of Security-based swaps and Options by the ICE Trade Vault Service:

Asset Classes   Cleared Security-based Swap Rate
Credit Derivatives  $2.82 per trade message

Asset Classes   Uncleared/Bilateral Security-based Swap Rate
Credit Derivatives  $2.82 per trade message